Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL:	GISX
Thursday, January 22, 2004	TRADED:	Nasdaq

GLOBAL IMAGING REPORTS RECORD THIRD QUARTER REVENUES AND NET INCOME

Third Quarter Revenues Up 11 Percent;

EPS Again Tops Analyst Consensus

TAMPA, Fla., Jan. 22–Global Imaging Systems, Inc. today announced record-high revenues, operating income and net income for the third fiscal quarter ended December 31, 2003. Revenues were up 11 percent to $187.5 million versus $169.2 million a year ago. Operating income increased 13 percent to $21.9 million from $19.4 million in the third quarter last year.

Net income increased 33 percent to $11.8 million from $8.9 million earned in the third quarter last year, reflecting continued strong operating performance and substantially lower interest expense, primarily the result of lower rates and lower debt levels compared to a year ago. Again exceeding the analyst consensus estimate, third quarter diluted earnings per share were 50 cents versus 41 cents a year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter reached $25.8 million, up 12 percent from $23.0 million in the third quarter a year ago.

For the nine months ended December 31, 2003, net income rose to $27.5 million compared with $25.1 million earned in the first nine months last year. Year-to-date net income was up 10 percent after recording a prepayment premium and other pretax charges totaling $8.4 million related to the company’s comprehensive debt refinancing in the first quarter. The refinancing penalized 2004 diluted EPS by 29 cents. Diluted earnings per share were $1.19 versus $1.16 for the first nine months a year ago. Revenues increased 12 percent to $556.7 million from $496.2 million in the first nine months last year. Earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt (adjusted EBITDA) for the first nine months reached $74.6 million, up 11 percent from $67.2 million in the similar period a year ago.

Tom Johnson, chairman and CEO of Global Imaging Systems, summarized the strong third quarter performance in one word: “Discipline.” He said, “The entire Global team executed with precision and discipline despite the distraction of holiday-related vacations and office closings. Continuing our disciplined asset management program, we further reduced inventories by $3.7 million in the third quarter and reached our inventory reduction target for the fiscal year. Our accounts receivable improved to a low 35 days sales outstanding.”

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He said, “Our operating management delivered strong results in a challenging quarter, allowing senior management to focus on working with our lenders to reduce the already low interest rate on our $140 million term loan and to negotiate a three-year extension of our customer leasing agreement with GE. The lower interest rate was announced on December 10, 2003, and the leasing agreement extension was signed yesterday.”

Mr. Johnson stated, “Facing a tough comparison with the strong third quarter a year ago, we achieved a combined internal growth rate for the fiscal 2004 third quarter of 7.5 percent, the same as in the previous fiscal quarter. Automated office equipment, primarily copiers, posted a modest three percent increase for the latest quarter, but the technology side of our business marked four consecutive quarters of positive comparisons, growing at a 23 percent rate in the third quarter.”

He added, “Our balance sheet continues to strengthen, something that has not gone unnoticed by our lenders. Our healthy $21.3 million cash position, after funding previously announced acquisitions, results from our strong operating performance and also reflects our disciplined acquisition program. We stick to our benchmarks, evaluate many potential acquisition candidates and proceed only with those that meet our high standards. We continue to anticipate acquiring, on average, $60 to $100 million in annualized revenues each year for the three-year period ending March 2006.”

Looking forward, Mr. Johnson said, “We remain optimistic about the remainder of our fiscal year. We expect revenue growth, not including potential additional acquisitions, to be in the 7-to-11 percent range for the fourth quarter of our fiscal 2004. In light of our third quarter performance, we now believe that diluted earnings per share for our fiscal 2004 fourth quarter should be in the range of 49 to 51 cents, which would compare with diluted EPS of 42 cents in the corresponding quarter last year. This guidance puts our diluted EPS for fiscal 2004 in the range of $1.68 to $1.70.”

The company’s third quarter conference call is scheduled for this morning, January 22, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.global-imaging.com. The webcast will be archived and available on the investor relations page of the company’s website.

Global Imaging Systems offers thousands of middle-market customers a one-stop shop for office technology solutions from a network of 149 offices in 28 states and the District of Columbia. The company provides a broad line of office technology solutions including the sale and service of automated office equipment, network integration services and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

EBITDA represents earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for the loss on early extinguishment of debt. EBITDA and adjusted EBITDA are measures of performance that are not calculated in accordance with

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generally accepted accounting principles (GAAP). EBITDA and adjusted EBITDA are presented as supplemental disclosures because (1) management believes they are useful tools for investors to assess the operating performance of the business in comparison to other businesses in the industry; (2) rating agencies and lenders believe they are useful measures of Global’s ability to service debt and of overall operating performance; and (3) certain restrictive covenants in Global’s credit facilities contain financial ratios based on adjusted EBITDA. Management believes that the most directly comparable GAAP financial measure is net income. A reconciliation of net income to EBITDA and adjusted EBITDA is included in this release.

This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s expected future acquisitions, future top-line growth and future diluted earnings per share. These statements are based on numerous assumptions and are subject to uncertainties and risks. Actual results could differ materially. Factors that might cause Global’s results to differ materially include risks relating to the pace of recovery in the economy; rising interest rates; Global’s debt and debt service obligations; the challenge of integrating acquired businesses; the need for funding acquisitions; Global’s ability to close acquisitions in a timely and cost-effective manner; the need for skilled employees; rapid technological change in Global’s industry; dependence on suppliers; and high levels of competition. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K for the year ended March 31, 2003.

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FOR FURTHER INFO:	Tom Johnson, Chairman and Chief Executive Officer, or
Ray Schilling, Senior Vice President and Chief Financial Officer
Global Imaging Systems, Inc.
813/960-5508
-or-
Investor Relations Consultants, Inc.
727/781-5577
E-mail: gisx@mindspring.com

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GLOBAL IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands except per-share amounts)

	Three Months Ended December 31,			Nine Months Ended December 31,
	2003		2002	2003		2002
Revenues:
Equipment and supplies sales	$140,534		$125,496	$419,386		$369,343
Service and rentals	46,950		43,680	137,337		126,905

Total revenues	187,484		169,176	556,723		496,248
Costs and operating expenses:
Cost of equipment and supplies sales	91,143		80,860	274,604		241,038
Service and rental costs	24,587		22,557	71,125		64,010
Selling, general and administrative expenses	49,717		46,224	147,556		134,356
Intangible asset amortization	125		143	408		493

Total costs and operating expenses	165,572		149,784	493,693		439,897

Income from operations	21,912		19,392	63,030		56,351
Loss on early extinguishment of debt	—		—	8,433		—
Interest expense	2,572		4,517	9,359		14,457

Income before income taxes	19,340		14,875	45,238		41,894
Income taxes	7,504		5,964	17,722		16,799

Net income	$11,836		$8,911	$27,516		$25,095

Net income per common share:
Basic	$0.55		$0.42	$1.28		$1.19

Diluted	$0.50	(a)	$0.41	$1.19	(a)	$1.16

Weighted average number of shares outstanding:
Basic	21,715		21,236	21,498		21,084
Diluted	24,715		21,833	24,019		21,693

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

(a)	The calculation of diluted earnings per common share for the quarter and year-to-date fiscal 2004 assumes the conversion of convertible notes issued in May 2003 resulting in 2,407 and 2,004 additional shares, respectively. For purposes of diluted earnings per common share, net income for the quarter and year-to-date fiscal 2004 includes the addback of $439 and $1,085, respectively, representing interest and financing fee expense, net of taxes, associated with the convertible notes.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:
Net income	$11,836	$8,911	$27,516	$25,095
Income taxes	7,504	5,964	17,722	16,799
Interest expense	2,572	4,517	9,359	14,457
Amortization	125	143	408	493
Depreciation	3,741	3,509	11,189	10,348

EBITDA	25,778	23,044	66,194	67,192
Loss on early extinguishment of debt	—	—	8,433	—

Adjusted EBITDA	$25,778	$23,044	$74,627	$67,192

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2003	March 31, 2003
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$21,297	$11,343
Accounts receivable, net	77,539	74,248
Inventories	69,891	80,810
Other current assets	9,004	8,137

Total current assets	177,731	174,538
Rental equipment, net	16,006	12,897
Property and equipment, net	10,582	11,364
Goodwill and other assets	362,392	333,239

Total assets	$566,711	$532,038

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$54,406	$67,779
Current maturities of long-term debt	1,528	878
Deferred revenue	23,714	22,617
Income taxes payable	10,866	5,886

Total current liabilities	90,514	97,160
Deferred income taxes	14,259	10,924
Long-term debt, less current maturities	195,558	193,873

Total liabilities	300,331	301,957
Total stockholders’ equity	266,380	230,081

Total liabilities and stockholders’ equity	$566,711	$532,038

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GLOBAL IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine Months Ended December 31,
	2003	2002
OPERATING ACTIVITIES:
Net income	$27,516	$25,095
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,189	10,348
Amortization	408	493
Amortization of financing fees	916	914
Non-cash portion of loss on early extinguishment of debt	3,058	—
Deferred income taxes	3,047	2,369
Unearned stock-based compensation	353	260
Changes in operating assets and liabilities, net of amounts acquired in purchase business combinations:
Accounts receivable	(790)	(1,195)
Inventories	12,632	(13,790)
Prepaid expenses and other current assets	(530)	1,328
Other assets	(139)	457
Accounts payable	(14,282)	6,178
Accrued liabilities, compensation and benefits and interest	(1,547)	4,671
Deferred revenue	(795)	(833)
Income taxes payable	4,929	2,719

Net cash provided by operating activities	45,965	39,014
INVESTING ACTIVITIES:
Purchase of property, equipment and rental equipment	(13,148)	(8,273)
Payment for purchase of businesses, net of cash acquired	(24,818)	(28,246)

Net cash used in investing activities	(37,966)	(36,519)
FINANCING ACTIVITIES:
Net (payments) borrowings on revolving line of credit	(26,558)	6,255
Net payments on other long-term debt	(68,607)	(562)
Proceeds from issuance of long-term debt	140,000	—
Redemption and retirement of notes	(100,000)	—
Issuance of convertible notes	57,500	—
Financing fees paid	(6,151)	(163)
Stock options exercised	5,771	762

Net cash provided by financing activities	1,955	6,292

Net increase in cash and cash equivalents	9,954	8,787
Cash and cash equivalents, beginning of period	11,343	—

Cash and cash equivalents, end of period	$21,297	$8,787

Supplemental disclosure of non-cash financing activities:
Issuance of restricted stock	$—	$1,947

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

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